UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 14, 2015

INTERPHASE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Texas

(State or Other Jurisdiction of Incorporation)

1-35267	75-1549797

(Commission File Number)	(IRS Employer Identification No.)

4240 International Parkway, Suite 105, Carrollton, Texas	75007

(Address of Principal Executive Offices)	(Zip Code)

(214) 654-5000 (Registrant’s Telephone Number, Including Area Code) Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(C))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 14, 2015, Thomas N. Tipton, Jr. tendered his resignation as Chief Financial Officer, Secretary, Vice President of Finance, and Treasurer of Interphase Corporation (the “Company” or “Interphase”) effective May 31, 2015. There was no disagreement or dispute between Mr. Tipton and the Company which led to his decision to resign. Mr. Tipton will remain with the Company through June 5, 2015, to support the transition to the new Chief Financial Officer. Mr. Tipton has been with the Company since 2000, and he has served in his current role since 2005. The Company and its Board of Directors express tremendous appreciation for his many contributions during his 15 years of valued service.

On May 20, 2015, the Company and Jennifer Kosharek entered into an employment, confidentiality, and non-competition agreement for the position of Chief Financial Officer and Vice President of Finance. She will begin serving in this role on June 1, 2015. Ms. Kosharek previously served as the Company’s Corporate Controller and Director of Finance since April 4, 2011 and was responsible for all aspects of global accounting operations, including all SEC and tax filings. Prior to joining Interphase, Ms. Kosharek served two-and-a-half years as an Accounting Manager for Sabre Holdings, and prior to her time at Sabre, she also served four years in the audit practice for Grant Thornton, LLP. Ms. Kosharek is a Certified Public Accountant in the State of Texas and holds both a Bachelor of Business Administration degree as well as a Masters of Professional Accounting degree from the University of Wisconsin – Whitewater.

Under her employment agreement, Ms. Kosharek is entitled to an annual base salary of $180,000 and is eligible to receive an annual bonus of $40,000, paid upon achievement of her annual bonus targets established by the compensation committee of the Board of Directors. The first year bonus is guaranteed and will be paid in June 2015, upon her assumption the role. Should Ms. Kosharek voluntarily terminate her employment with the Company prior to June 1, 2016, the bonus must be repaid in full. In addition, Ms. Kosharek will receive a signing bonus of $35,000, paid in June 2015, upon her assumption of the role. Should Ms. Kosharek voluntarily terminate her employment with the Company prior to June 1, 2016, the signing bonus must be repaid in full. Under the terms of her employment agreement, Ms. Kosharek will receive 20,000 stock options with a strike price set as market closing price on June 1, 2015, which will vest over a three-year period.

Ms. Kosharek’s employment agreement permits the Company to terminate her without further compensation for “cause,” as defined in the employment agreement, which includes death and disability. If the Company terminates Ms. Kosharek without cause or for non-renewal, she will receive the balance of base salary due under her agreement for the balance of its term, severance pay equal to twelve months of base salary and payment of her annual bonus calculated based on the greater of the prior year’s executive bonus plan payment or 100% of the her bonus plan target for the year in which Ms. Kosharek’s employment terminates.

On May 18, 2015, Randall E. McComas announced his retirement as Vice President of Global Sales and Customer Support, a position he has held since May 2005. Mr. McComas will remain in his current position through June 12, 2015. There was no disagreement or dispute between Mr. McComas and the Company which led to his decision to retire. Mr. McComas has been with the Company since 2002. The Company and its Board of Directors express tremendous appreciation for his many contributions during his 13 years of valued service.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1 – Employment, Confidentiality, and Non-Competition Agreement with Ms. Kosharek.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interphase Corporation

	By:	/s/ Gregory B. Kalush
Date: May 20, 2015	Title:	Chief Executive Officer and President